Amerant Bancorp Inc.

Third Quarter 2019 Earnings Conference Call

October 29, 2019

Cautionary Notice Regarding Forward-Looking Statements

This Live Webcast contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets and among our customer base; loan demand; mortgage lending activity; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest margin; yields on earning assets; interest rates (generally and those applicable to our assets and liabilities); credit quality, including loan performance, nonperforming assets, provisions for loan losses, charge-offs, rebranding and staff realignment costs and expected savings, other-than-temporary impairments and collateral values; market trends; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlook,” “modeled,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three and nine month periods ended September 30, 2019 and 2018, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2019, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as Adjusted Net Income per Share (Basic and Diluted), Adjusted Noninterest Expense, Adjusted Return on Equity (ROE), Adjusted Return on Assets (ROA), and other ratios. This supplemental information should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including these, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in 2018 in connection with the Spin-off and related transactions, and the rebranding and restructuring expenses which began in 2018 and continue in 2019. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. See Appendix 1 “Non-GAAP Financial Measures Reconciliations”of the earnings presentation for a reconciliation of these non-GAAP financial measures to their GAAP counterparts.

Operator

Ladies and gentlemen, welcome to the Amerant Bancorp Third Quarter Earnings Conference Call and Live Webcast. I am the West operator. This conference call is being recorded.  At this time, it's my pleasure to hand over the call to Ms. Laura Rossi, Investors Relations Officer at Amerant. Please go ahead.

Investor Relations Officer (Slide 2) - Laura Rossi

Thank you, Operator.

Good morning to everyone on the call and thank you for joining us to review Amerant Bancorp's third quarter results. With me this morning are Millar Wilson, Vice Chairman and Chief Executive Officer; Al Peraza, Co-President and Chief Financial Officer; and Miguel Palacios, Executive Vice President and Chief Business Officer.

Before we begin, note that the Company's press release, comments made on today's call, and responses to your questions contain forward-looking statements. The Company's business and operations are subject to a variety of risks and uncertainties, many of which are beyond its control, and consequently, actual results may differ materially from those expressed or implied. Please refer to the Cautionary Notices Regarding Forward-Looking Statements in the Company’s press release. For a more complete description of these and other possible risks, please refer to the Company's annual report on Form 10-K for the year ended December 31, 2018, as well as to subsequent filings with the SEC You can access these filings on the SEC's website.

Please note that Amerant has no obligation and makes no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

You should also note that the Company's press release, earnings presentation, and today's call include references to certain adjusted financial measures also known as "non-GAAP financial measures." Please refer to Appendix 1 of the Company's earnings presentation for a reconciliation of each non-GAAP financial measure to its most comparable GAAP financial measure.

I will now turn the call over to Mr. Wilson.

Introduction (Remain in Slide 2) – Millar Wilson

Good morning and thank you for joining Amerant’s third quarter 2019 earnings call. Today, we’ll discuss Amerant’s results for the first nine months of the year and provide progress updates on some of the initiatives we’ve outlined previously. We will finish by giving some color on what we expect for the last quarter of 2019. I’ll begin with our third quarter 2019 highlights and then Al will review our financial performance in greater detail. After our prepared remarks, Al, Miguel and I will address any questions.

Starting on slide 3 and slide 4 we have a summary of our performance for the quarter.

Performance Highlights (Slide 3) – Millar Wilson

In the first nine months of the year, Amerant continued to drive forward our relationship-focused strategy to create value for shareholders, with net income growth of 20.6% and return on assets and return on equity, both up in the first nine months of 2019 compared to the prior year.

As a reminder, our strategy centers on prioritizing relationship-driven and lower-risk domestic loans, while maintaining asset quality, and increasing our domestic funding from core deposits. Over the last few quarters, we have also rolled out our restructuring efforts, which included rebranding and seeking efficiencies that allow us to reduce the size of our workforce.

In the third quarter, we made solid progress on our strategy. Notably, our Texas and New York loans increased year over year and we completed our strategic run-off of foreign financial institution, or "FI" loans, and the exit from non-relationship Shared National Credits, or "SNC"s. Also, we executed our first commercial real estate (CRE) loan syndication as lead agent this quarter and are excited about the opportunity this creates to service larger clients.

Additionally, we recently opened two new banking centers in our core South Florida markets - one in Davie and the other in Miami Lakes. This strengthens our footprint in Broward County, which has always been a strategic goal of ours, and also complements our presence in Miami-Dade County. These new "branches of the future," as we call them, will enable Amerant to continue to provide its growing customers quality banking products and services that meet their needs.

Also of note, this quarter, Amerant celebrated its 40th anniversary. I couldn’t be prouder of the strong, independent community bank that our team has worked so hard to build.

Third Quarter 2019 Results (Slide 4) – Millar Wilson

Moving to slide 4, our net income for the quarter was up 3.3% over the same quarter last year. On an adjusted basis, excluding the restructuring and rebranding costs incurred in the most recent quarter, the improvement over the same quarter last year was 8.0%.

Our return on assets was 0.60% (or 0.65% on an as adjusted basis) and our earnings per share was $0.28 per share (or $0.30 on an as adjusted basis), in line with market expectations.

Al will explain the non-GAAP adjustments and provide more detail on the results shortly.

Our credit and asset quality remained strong this quarter, leading to a release from the allowance for loan losses of $1.5 million, primarily due to improving quantitative factors in our CRE and domestic commercial loan portfolios. Non-performing assets as a percentage of total assets increased by 7 basis points from the third quarter of 2018.

And now I will turn the call over to Al, who will go over the quarter in more detail.

Al Peraza (Remain in Slide 4)

Thank you, Millar. Good morning, everyone. Before we move on to slide 5, I would like to start by discussing the highlights in our balance sheet this quarter.

On the assets side, total loans this quarter decreased 6.6%, primarily driven by the completion of the strategic run-off of foreign FI and non-relationship SNC loans. This resulted in a total asset decline of 6.8%.

As far as our funding, our domestic customer deposits, that is, excluding brokered CDs, grew year over year primarily in commercial relationship accounts. However, total domestic deposits declined slightly due to the $76.7 million decrease in broker CDs. International deposits declined 14.6% year over year as living conditions in Venezuela continue to be challenging and, increasingly, goods and services are acquired with dollars.

Our stockholder's equity increased by $98.1 million, or 13.5%, compared to the third quarter of 2018. Net income contributed $52.3 million of this increase with the balance attributed to comprehensive income, primarily stemming from higher market valuations in our available for sale investment portfolio.

Investment Portfolio (Slide 5) - Al Peraza

Moving on to slide 5, I'd like to review our investment portfolio.

Our third quarter investment securities balance decreased slightly to $1.6 billion from $1.7 billion at the end of the second quarter and from $1.8 billion the same period last year, or 8.9%. While keeping a healthy liquidity position, we continue to actively manage our investment portfolio as a source of liquidity to support the international deposit run-off. An additional source of funding came from the run-off of non-relationship SNCs and foreign FI loans. The decrease in the investment portfolio was primarily accomplished by the sale of municipal and corporate securities as well as high levels of prepayments.

This quarter, we continued to decrease our floating rate investment securities as interest rates are expected to continue to decline. Floating rate investments comprised approximately 15.2% of our investment portfolio at the end of September 2019, down from 24.8% in the year ago quarter. Lower interest rates also led to higher prepayment speeds in the mortgage securities portfolio, driving down the effective duration of the portfolio to 2.6 years from 3.2 years. We continued to sell municipal bonds due to the lower associated tax benefits and purchase securities with prepayment protection.

Loan Portfolio Highlights (Slide 6) – Al Peraza

Moving on to slide 6, we can see some of the movements and drivers of our loan portfolio previously mentioned.

In the third quarter, loans decreased $406 million, or 6.6% year over year, to close at almost $5.8 billion. We experienced year over year growth in the Texas and New York markets of $72 million and $46 million, respectively. The growth was mainly due to $103 million and $115 million increase in CRE and owner-occupied loans, respectively. This growth was offset by the continued strategic exit from non-relationship SNCs and foreign FI loans. Since September 30, 2018, we have reduced these loans by $415 million and $290 million, respectively.

To replace these foreign FI and non-relationship SNC loans, we continue to focus on growing our domestic relationship loans. Amerant’s domestic loans, excluding foreign FI and non-relationship SNCs, grew 6.5% over the last twelve months. Specifically, Commercial Real Estate, Single-Family Residential and Owner-Occupied loans saw year-over-year growth of 3.4%, 11.2% and 16.3%, respectively.

Total loan production from core relationship businesses this quarter was approximately $240.0 million. During the first nine months of 2019 production reached approximately $943.0 million compared to approximately $764.0 million during the same period last year, evidencing our strategic transformation efforts into core relationships. Our CRE and C&I segments continue to dominate production across our markets and Florida continues to lead followed by Texas and New York.

Higher-yielding, lower-risk domestic loans now comprise 96% of Amerant’s total loan portfolio, in-line with our broader strategy to prioritize profitability from our core relationships.

Credit Quality (Slide 7) – Al Peraza

Moving on to slide 7, we continue to experience strong credit quality, and the Company was able to release $1.5 million from its allowance for loan losses this quarter.

This release was largely driven by a lower ending loan balance this quarter as well as continued improvements in the quantitative factors of our

Commercial Real Estate and domestic Commercial Loan portfolios and lower reserve requirements on credit cards due to better than anticipated repayments as we phase out our previous products.

Non-performing assets increased $3.1 million year over year in the latest quarter and totaled $32.8 million at September 30, 2019. Non-performing assets to total assets were 42 basis points, up from 35 basis points at September 30 last year. This increase is mostly due to the $11.7 million loan relationship with a South Florida customer whose sales in Puerto Rico have not recovered from the impact of hurricanes and which were placed in non-accrual in the previous quarter. Additionally, special mention loans increased by $13.0 million during the quarter, primarily due to a $10.2 million condo construction loan in New York experiencing a longer projected sellout period. This project, which has been completed, has a very low loan to value and is a relationship SNC loan with a tier 1 sponsor.

Interest-Earning Assets (Slide 8) – Al Peraza

Turning to slide 8, you can see that our loan yield has decreased slightly this quarter compared to the second quarter, driven by lower average yields in the commercial loan portfolio. Loan yields were still up 13 basis points compared to third quarter 2018, primarily due to improved loan mix and generally higher market rates on production during the first half of 2019.

Our investment securities yield declined by 12 basis points from the previous quarter as a result of increased paydowns in the SBA portfolio and repricing of floating investment securities at lower rates. Year over year, the yield of the investment portfolio is almost flat.

Wholesale Funding (Slide 9) – Al Peraza

Looking at slide 9, I wanted to provide some color around Amerant’s wholesale funding strategies, particularly in light of the current rates down environment.

Over the past few quarters, we have modified our wholesale funding in an effort to decrease our NIM sensitivity to declining interest rates. We replaced maturing advances with longer term fixed-rate advances with callable options from the Federal Home Loan Bank, taking advantage of the yield curve inversion. Additionally, to reduce our funding cost, we entered into interest rate swaps on our variable-rate junior subordinated debt, or TruPs. We will continue to utilize wholesale funding as needed with advantageous durations or using structures that bring down our funding cost.

Deposit Highlights (Slide 10) – Al Peraza

Moving on to slide 10, total deposits at the end of this quarter were $5.7 billion, down 8% compared to the end of the third quarter of 2018. This year-over-year decline was driven by international core deposits, which dropped 4.0% and 14.6%, respectively, compared to the prior quarter and one year ago. As political and economic conditions in Venezuela remain difficult, and the country's economy becomes increasingly dollarized, many of our Venezuelan resident customers must withdraw their U.S. dollar deposits to fund living expenses. Our annualized international deposit runoff rate was approximately 16% this quarter.

We expect this runoff to continue, and as we have commented previously, we are working hard to grow other low-cost funding opportunities through improved core domestic deposit products and better delivery channels. This quarter, to support these efforts, the Bank implemented rewards programs to drive core deposit growth. To improve our customers' experience, we also streamlined our online account opening process. Competitive online offerings are key to achieving our funding goals, evidenced by our online CD balances having more than doubled compared to the end of the third quarter of last year.

In August, the U.S. imposed additional sanctions on Venezuela, which prompted Amerant to block the accounts of persons who currently work, in any capacity, for the Venezuelan government or its political subdivisions or agencies. These sanctions affected a small number of customers.

We believe that one of the key elements to mitigating our international deposit decline is to grow Amerant's customers' share of wallet and the number of domestic relationship accounts. Domestic deposits have higher costs than international deposits, but they also have higher growth potential and present better cross-selling opportunities for Amerant’s other products and services. We are delivering on our strategic goal to cross-sell deposit products to our domestic commercial borrowers, resulting in a 21.3% growth in these deposits so far this year.

At the end of this quarter, 53% of our deposits are domestic, up from 49% a year ago and our cost of deposits, as expected, has increased 28 basis points year-over-year to 1.40% due to this shift. Compared to the second quarter of 2019, the cost of our domestic deposits began to decrease. However, the total cost of interest-bearing deposits increased 4 basis points, primarily due to the replacement of less expensive international deposits with domestic deposits.

Net Interest Income and NIM (Slide 11) – Al Peraza

Turning to our P&L items on slide 11, third quarter 2019 net interest income was $52.6 million, down 5.5% compared to the third quarter of 2018. This decrease was primarily due to the reduction in the loan portfolio from the strategic run-off of foreign FI and non-relationship SNCs and the decline in the average balance of investment securities, which helped partially fund the international deposit run-off. Additionally, both the higher cost of time deposits, which up to this quarter were repricing at higher levels than previously carried, and the replacement of less expensive international deposits with domestic deposits contributed to a higher cost of funds. These factors were partially offset by better yields on the loan portfolio, and a lower balance of average interest-bearing liabilities.

The net interest margin for the third quarter of 2019 was 2.80%, a decrease of 3 basis points compared to the third quarter of 2018, driven primarily by the higher time deposit costs and the replacement of the international deposits with higher cost domestic deposits.

Net interest income for the first nine months of 2019 was $161.8 million, down slightly compared to the year-ago period, mainly due to the aforementioned higher time deposit costs, and the shift in deposits from international to domestic. The net interest margin for the first nine months of 2019 was 2.89%, an increase of 15 basis points from the comparable period last year. This improvement was driven by higher average rates and a favorable shift in loan mix towards higher-yielding domestic, relationship-based loans as international loans were run-off.

We are working hard to protect our NIM in a falling interest-rate environment. This quarter, we:

•	Redeemed $25 million of our two most expensive TruPs which will reduce annual interest expense by $2.6 million;

•	Proactively decreased the cost of Amerant's variable-rate TruPs by executing interest rate swaps that took advantage of the yield curve inversion;

•	Focused on relationship accounts to enhance demand deposit account balances; and

•	Took $200 million of Federal Home Loan Bank callable fixed-rate advances that decrease our overall cost of wholesale funding.

Noninterest Income (Slide 12) – Al Peraza

Now turning to slide 12, noninterest income of $13.8 million was up nearly 6.8% from the prior year quarter. Noninterest income in the third quarter of

2019 included $1.3 million from derivative contracts sold to borrowing customers and a $0.9 million net gain on the sale of approximately $24 million of municipal bonds and $12 million of floating-rate corporate securities. These increases were partially offset by a 12.1% year over year decline in brokerage fees, driven by lower fees on foreign customers' trading of Venezuelan securities restricted by U.S. sanctions. Amerant also saw lower fee income this quarter due to the ongoing phase out of operational support services provided to our former parent, and its affiliates, as well as lower wire transfer activity and card fees.

For the first nine months of 2019, noninterest income decreased 1.8% to $41.1 million compared to the year-ago period, driven largely by the aforementioned factors. Noninterest income in this period included $2.7 million of fees from derivative transactions, a $1.9 million gain on the sale of municipal and floating-rate securities and a $0.6 million gain on the early termination of FHLB advances earlier this year.

Amerant’s total assets under management and custody increased to $1.71 billion in the third quarter, up from $1.69 billion at the end of the year-ago quarter due primarily to net new assets.

Noninterest Expense (Slide 13) – Al Peraza

Moving on to slide 13, third quarter noninterest expense was $52.7 million, a 1.3% increase over the third quarter of 2018. Third quarter 2019 noninterest expense included $0.8 million of costs associated with the rebranding to "Amerant", $0.5 million of severance costs associated with workforce reductions and $0.3 million related to the early redemption of the two most expensive TruPs. Partially offsetting these increases this quarter was an FDIC assessment credit as well as lower salaries and employee benefits.

Noninterest expense for the nine months ended September 30, 2019 decreased 1.7%, to $157.6 million, compared to the same period in 2018. This decline was mainly driven by lower professional and other fees related to the spin-off in 2018, lower salaries and employee benefit costs due to staff reductions, lower compensation associated with long term cash incentive programs, and lower FDIC assessments. The nine months ended September 30, 2019, included $4.9 million of restructuring costs, including rebranding and staff reduction expenses in connection with our transformation efforts and $4.4 million of stock-based compensation expense.

All three quarters of 2019 included amortization costs of the restricted stock granted to select management and staff largely in 2018 in connection with our IPO. The total amortization for 2019 is approximately $6.0 million, or $1.5 million per quarter, declining to an estimated annual expense of $2.7 million in 2020 and $1.1 million in 2021.

We remain focused on completing our transformation efforts, which include our rebranding and optimizing our workforce. These restructuring expenses totaled $4.9 million in the first nine months of 2019 and we expect to incur additional related expenses in the last quarter of the year.

Adjusted Noninterest Expense (Slide 14) – Al Peraza

On slide 14, we see that third quarter noninterest expense, adjusted for the 2018 spin-off and 2019 transformation costs, was $51.5 million, slightly down compared to the third quarter of 2018. Adjusted noninterest expense was $152.7 million for the first nine months of 2019, down 0.9% compared to the year-ago period. Note again that the first three quarters of 2019 include the $1.5 million quarterly IPO grant amortization cost previously mentioned. We also incurred $0.3 million in TruPs termination expense this quarter.

Interest Rate Sensitivity (Slide 15) – Al Peraza

On slide 15, we see that our floating rate loans and loans maturing in less than one year continue to keep Amerant asset sensitive. We have been taking actions to reduce our sensitivity to interest rate declines, including our strategic exit from foreign FI and non-relationship SNC loans and a renewed focus on domestic commercial relationship deposits.

That said, this quarter, the duration of our investment portfolio decreased to 2.6 years, driven by projected faster prepayments in mortgage securities and the sales of munis.

Please note that our model results have not changed materially since last quarter, and we continue to believe that an instantaneous 25 basis-point decline in interest rates, on a static balance sheet, will reduce our net interest income by approximately $4 million or 2% over the following one-year period.

Now, I will hand it over back to Millar to conclude our prepared remarks.

FY19 Goals (Slide 16) – Millar Wilson

Thank you, Al.

Moving on to our last slide. Our goals remain largely unchanged, and we continue to focus on:

•	Our relationship-focused strategy to increase core deposits;

•	Higher-return, lower-risk domestic loans; and

•	Increasing our operational efficiency and the quality of our customer service.

While this quarter was not without its challenges, I am proud of the progress we made on our strategy, including the opening of our two new banking centers in our core South Florida market. Our strategy is working and driving value generation for our shareholders every day.

With that, we will be happy to take any of your questions. Operator, please open the line for Q&A.

[Q&A]

Operator

At this time, there are no further questions. Mr. Wilson, you may proceed.

Closing Remarks – Millar Wilson

Thank you for joining our third quarter conference call. Amerant’s last 40 years have been filled with numerous successes - but nothing excites me more than our potential in the coming years. Together with the rest of the management team I am confident in the strategy we have in place and look forward to continued progress in the fourth quarter and beyond.

Thank you very much.

Operator

This concludes today's conference call. Thank you for joining. Have a wonderful day. You may all disconnect.